HERMAN MILLER, INC.
EXECUTIVE EQUALIZATION RETIREMENT PLAN
First Amendment
Herman Miller, Inc., a Michigan corporation, on behalf of itself and its subsidiaries who have adopted the Plan (collectively, the “Company”), maintains the Herman Miller, Inc. Executive Equalization Retirement Plan (the “Plan”).
The Company maintains a tax-qualified cash balance pension plan known as the Herman Miller, Inc. Retirement Income Plan (the “pension plan”) and a tax-qualified profit-sharing plan, including a 401(k) retirement savings arrangement, known as the Herman Miller, Inc. Profit Sharing and 401(k) Plan (the “profit-sharing plan”).
The Company has maintained this Plan since January 1, 2008, as a nonqualified deferred compensation plan, to provide additional retirement benefits for certain of its management and other highly compensated employees. Under the current terms of the Plan, cash balance contributions are currently made to participant accounts in order to supplement the pay credits under the pension plan.
Pay credits under the pension were discontinued on September 1, 2012 (the “hard freeze”) and replaced with core contributions to the profit-sharing plan.
The Company now desires to amend the Plan in order to reflect the changes made to the pension and profit-sharing plans.
The Plan is amended as follows:
1.Section 4.1(c) of the Plan, regarding cash balance contributions, is amended to read as follows:
(c)     Core Profit Sharing. The Company will contribute to the fund as a core profit sharing contribution for each plan year an amount equal to 4% (or, if less, the core contribution percentage under the Company’s Profit Sharing and 401(k) Plan for the plan year) of each participant’s excess compensation for the plan year.
2.    Section 4.1(d) of the Plan is amended to read as follows:
(d)    Additional Profit Sharing. The Company will contribute to the fund as an additional profit sharing contribution for each plan year the amount determined by the executive compensation committee of the Company’s board of directors.
3.    Section 4.3 of the Plan is amended to delete “and cash balance” everywhere it appears.
4.    Section 5.2(d) of the Plan is amended to read as follows:
(d)     Core Profit Sharing Contributions. As soon as administratively feasible after the end of each plan year, the Company’s core profit sharing contributions for the plan year will be credited to the accounts of participants who are employed by the Company on the last day of the plan year in an amount equal to 4% (or, if less, the core contribution percentage under the Company’s Profit Sharing and 401(k) Plan for the plan year) of the participant’s excess compensation for the plan year.
5.    Section 5.2(e) of the Plan is amended to replace “Profit Sharing” with “Additional Profit Sharing” in the caption and “profit sharing” with “additional profit sharing” in the first sentence.

This amendment is dated [ Month Signed ] ____, 2012 and is effective as of September 1, 2012.
Company
Herman Miller, Inc., a Michigan corporation

By
Its President